EXHIBIT 99.1

April 2015

Letter to shareholders:

We are proud of our accomplishments over the last year and the opportunities ahead as we have transitioned from a company focused on research and development, to a company focused on actively commercializing our Intellectual Property (IP). Building on the success of our contracts under the previously announced University Urban Electric Vehicle Program, we have added to a large and interested OEM customer base. Our OEM customer pipeline is strong and this is the year that we are projected to execute by selling products within our three verticals (target markets): motors and generators, mobile generation (“MG”) and water and wastewater. I would like to direct you to some of our Company activities regarding personnel, patents, technology and pipeline/products.

Personnel

We’ve created an active Advisory Board of industry leaders from manufacturing powerhouses such as Emerson, Siemens, Navistar and others who are engaged with ongoing HPEV sales and product development. These are extremely successful individuals in key positions throughout our target markets, with market and technical knowledge who are helping to position our IP and drive revenues. I encourage you to take a few minutes to watch their insightful video interviews as they describe the capabilities of and their vision for our IP, at: http://hpevinc.com/investors/industry-interviews/.

Patents

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We created two new and very important pieces of IP to add to HPEV’s growing patent portfolio which further insulate our customers and our technology from competition both in that they are global PCT patents, but also in that they are technological barriers that further distance our improved technology from the legacy systems in the market today. That means a greater competitive advantage for our customers further hastening the need for all of our potential customers to utilize our technology. Whenever one customer is in the marketplace with our technology, the competition will have to take notice or lose to a better, higher margin product. In other words, in the case of MG, it will have a distinct advantage over the current market offerings - tow-behind generators and some relatively low grade mobile generation systems. Also, motors and generators with our IP will be smaller and put out equal or more power and cost up to 25% less to manufacture. That should shake up the markets for those products. The Global PCT patents are our:

Parallel Power Input Gearing system or “PPIG.” The PPIG is one of the two barriers to entry that prevent any other company from achieving what we have achieved in Mobile Generation. The PPIG allows us to draw power off of a truck’s own engine (whether it is gas, diesel, CNG (compressed natural gas), LNG (liquid natural gas), Electric, Fuel Cell, etc.) to drive our onboard generator while the truck is driving or while it is idling (the system also works while the truck is parked, engine off, in a no-idle zone). The second barrier to entry is a previously issued patent, our Totally Enclosed Heat Pipe Cooling technology (“TEHPC”). This basically reduces the size of the generator by about 30% while it puts out the same amount of power as any other generator on the market.

Radial Vent Heat Pipe technology is what allows us to completely remove the need for heat exchangers and go right into the core of the motor or generator with our cooling technology. This, along with TEHPC, is the first major cost reduction in the motor/generator industry in more than 50 years. This technology provides several advantages including: more power density improvement above and beyond that of TEHPC; up to a 40% total improvement; lower costs to manufacture; eliminates the need for a heat exchanger on top of the machine; parts used in manufacturing can have lower tolerances and therefore are less expensive; our technology can now go into smaller machines, down to motors of even ½ horsepower and smaller (vs. 20 horsepower and larger previously).

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Technology

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We demonstrated liquid cooled-level results with our air cooled technology. It may not sound like much to the lay person, but it’s a significant breakthrough for the motor and generator industries. We accomplished this with two of the “Big-8” OEMs and with more on the way. Essentially, this means we took our OEM’s alternator (generator) and improved the power density (power output) by up to 30% and reduced the cost to manufacture, the cost to run the alternator and significantly reduced costly maintenance. Removing heat more efficiently from motors and generators improves their output, whether it’s horsepower or electricity. The best cooling technology, previous to HPEV’s IP, is liquid cooling. Liquid cooled motors and generators have the highest output. The downside to liquid cooling is that the machines cost more to manufacture, they require costly maintenance and they are limited as to where they can be used (e.g. they can’t be used in many applications because of the required maintenance and infrastructure support). Independent third party testing facilities, and our OEM customer, successfully tested our TEHPC technology in an Emerson 625kVA Marine Duty Alternator and succeeded in dramatically improving Power Density. The improvement produced Power Density that had previously only been achieved in Totally Enclosed Water to Air Cooled (“TEWAC” – which is liquid cooling). The result, we gave the alternator liquid cooling performance without the downside and cost of liquid cooling.

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In 2014, for the first time, we demonstrated our MG (Mobile Generation) technology to potential OEM customers at our Chicago facility. This was a group was comprised of potential customers from the US and a delegation from Asia.

•	Last month, 2015, we completed phase 1 testing for durability and performance, and commissioned the MG system and introduced the product at the NTEA work Truck show in Indianapolis, IN.

Pipeline/Products for Sale

We are very well positioned going into 2015 to deliver planned revenues. We expect MG to have the largest impact on our financials this year with motors and generators, and water and wastewater, ramping up in the second half of 2015. Our plan for 2015 includes product offerings for:

Mobile Generation: as you know, there is no more need to tow a generator to a worksite: just plug into your truck.

MG30, MG55 & MG80 Kits and Trucks: This product is a revolution in bringing power to a site. It replaces the tow-behind generator with power onboard a truck. The same power (or more) that you get from a tow-behind. Better for the environment (it removes the need for a separate diesel engine to drive the tow behind generator, it uses a truck’s own engine), better for fuel consumption (it will save 8-15 miles per gallon when not towing a generator). This product competes in the energy markets and can be applied to both existing trucks and fleets, as well as new vehicles. Our first production kits are being built into Ford F350 Duallys, then Ford F450s, Ford F550s, Dodge Ram 5500s and Chevy C4500s. The kits will feature competitive pricing against tow-behind generators and features to serve our target markets, including:

•	Disaster Response
•	Developing Markets (international and off grid)
•	Utility Fleets
•	Construction and Contractor Markets

Available options for Mobile Generation are:

•	Level 2 charging (for quick charging electric vehicles out in the field)
•	Water makers – pulling drinkable water out of the atmosphere
•	No-idle feature – environmentally friendly power remotely without idling the vehicle
•	Pumps & Compressors
•	Welding and lighting kits

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Motors & Generators

We continue to work with our “Big-8” OEM customers to design our technology into their product lines (called “diameters”). To date, every test of the IP and technology with the OEM customers has been a resounding success and we expect to be able to announce several license and royalty contracts in 2015.

Water & Waste Water

This product uses our TEHPC technology in submersible motors for drypit applications for the management of water and wastewater. This is a $30B market annually. A drypit application is essentially a motor driven pump that runs continuously in the open air, but in case of flood, must be able to run fully submerged until the pump clears the water and the condition goes back to open air. HPEV’s technology removes the need to use the three legacy methods of dealing with this problem: liquid cooling, closed looped cooling and oversizing the frame of the motor. Further, the HPEV designs completely eliminate one very expensive maintenance cost of these pumps that is caused by regular clogging and downtime caused specifically by the legacy cooling designs. All of that cost goes away with the HPEV design. Through our OEM customers, we will introduce two product platforms (“diameters”) this year. Our pump manufacturing partners will bring the product, a better and more efficient product, to market to compete against Xylem Flygt, KSB Group, Pentair and offer a more economical solution than Baldor Electric (part of the ABB Group), the legacy power source for most of the pump industry.

The Road Ahead

As many of you are aware, we have been fighting a legal battle with one of our early shareholders. We have reached a settlement on that front and are happy with the result and very much looking forward to business full speed ahead.

Our patented and disruptive technologies improve our OEM customers’ margins, improve OEM customer competitiveness, and they improve their customer’s (the end user’s) solutions. It is on that foundation that we move ahead and drive product change, enhancement and efficiency improvements. We have a high spirited and agile team and matching manufacturing partners that share our vision and our belief that we can disrupt product cycles and change industries with our ever growing IP.

We expect 2015 to be the best year ever for the Company. You have invested in a management team that is experienced and demonstrably successful. You have invested in a technology that is, to use an overused term, “game changing.” It’s our job to monetize that technology and we are well on our way. We look forward to the coming months as progress will be shown not only through announcements, but in the markets for our OEM customers.

Respectfully Yours,

Timothy Hassett

Chairman and CEO

HPEV, Inc.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on plans and expectations of management and are subject to uncertainties and risks that could affect the company's plans and expectations, as well as results of operations and financial condition. A listing of risk factors that may affect the company's business prospects and cause results to differ from those described in the forward-looking statements can be found in company reports and documents filed with the Securities and Exchange Commission. The company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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